EXHIBIT 5.1

                                  June 2, 1998

Play-By-Play Toys & Novelties, Inc.
4400 Tejasco
San Antonio, Texas 78218-0267

     Re:  Registration Statement on Form S-3
Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 1,639,500 shares of your Common Stock (the "Shares"). All of the Shares are issued and outstanding and may be offered for sale for the benefit of the selling shareholders named in the Registration Statement. We understand that the Shares are to be sold from time to time in the over-the-counter-market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have also examined the proceedings taken by you in connection with the issuance of the Shares.

     It is our opinion that the Shares are validly issued, fully paid and non-assessable.

     In rendering the opinion set forth above with respect to any Shares which will be acquired through the exercise of warrants to purchase Common Stock of the Company, or the conversion of debt of the Company convertible into Common Stock of the Company, we have assumed that such Shares will be issued and acquired in the manner and for the consideration provided for in the pertinent documents and instruments governing such warrants or convertible debt, as applicable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Validity of the Shares" appearing in the Prospectus constituting a part of the Registration Statement, and any amendments thereto.

                                          Very truly yours,

                                          THOMPSON & KNIGHT
                                          A Professional Corporation

                                          By: /s/ MICHAEL L. BENGTSON
                                             MICHAEL L. BENGTSON, SHAREHOLDER